Exhibit 99.1



For Immediate Release

  Major Study of BSD Medical's Cancer Therapy in Combination with Chemotherapy
                 Highlighted in ASCO News and in Summary Session

SALT LAKE CITY--June 5, 2007-- BSD Medical Corp. (AMX:BSM) reported today that the follow-up reviews of the presentation of results from a 340 patient randomized Phase III clinical trial testing the benefit of adding hyperthermia therapy to chemotherapy were both positive and enthusiastic at the American Society of Clinical Oncology (ASCO) conference, concluding in Chicago, Illinois. This year's ASCO was attended by over 30,000 participants who specialize in clinical oncology. In his review of the study, quoted by the ASCO Daily News, Dr. Fredrick C. Eilber of UCLA called the "collaborative study `impressive' and considers it a `tremendous effort' to find better treatment options for a disease that is often fatal with local recurrence."

Several phase III clinical studies have shown significantly better results in treating certain cancers when hyperthermia therapy was added to radiation therapy, as compared to radiation treatments alone. Rolf D. Issels, MD PhD, who presented the results of this new study at ASCO, underscored the importance of this new study by explaining, "This is the first randomized phase III clinical trial ever conducted on the use of regional hyperthermia therapy in combination with standard chemotherapy. It showed an approximate doubling of disease-free survival and local progression-free survival for high risk soft tissue sarcoma patients when hyperthermia therapy was added to chemotherapy, as compared to the results for patients treated with chemotherapy alone."

While presenting the results of the study, Dr. Issels used a slide showing a patient being treated with a BSD-2000 by BSD Medical Corp. to accompany his statement: "The take-home message is that precise targeting of regional hyperthermia can now be routinely applied to patients with locally-advanced, high-grade soft tissue sarcoma." Results of the study were formally presented at ASCO June 4 and were summarized again June 5 in a general session of meeting highlights by Robert G. Maki, MD PhD, of Memorial Sloan-Kettering Cancer Center.

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The use of precision-focused mild heating of cancer (hyperthermia therapy)
during chemotherapy treatments opens cancer cells to better absorption of chemotherapy drugs by improving blood flow as well as by other biological mechanisms of action. Hyperthermia therapy also kills cancer cells directly and can be used to improve chemical reactions of some chemotherapy drugs.

This clinical study was sponsored by both the EORTC (European Organization for Research and Treatment of Cancer) and ESHO (European Society for Hyperthermic Oncology). Professor Rolf Issels, MD PhD of the Klinikum Grosshadern Medical Center at the University of Munich, Munich, Germany was principal investigator and presenter of the study results. The study is listed by the National Cancer Institute as NCI number NCT00003052. This clinical trial was supported by German Cancer Aid and the Association of German Research Centers.

All hyperthermia treatments performed in the study were conducted using BSD-2000 hyperthermia systems developed and produced by BSD Medical Corp. The BSD-2000 hyperthermia therapy system non-invasively delivers precision focused hyperthermia therapy to cancerous tumors, including tumors located deep in the body.

About BSD Medical

BSD Medical Corp. is a leading developer of systems used to deliver therapies involving precision-focused heat for the treatment of cancer. The objective of the company is to deliver a complete solution in thermal treatments for cancer, as provided by precision-focused microwave heating, to support radiation oncologists, interventional radiologists, medical oncologists and surgeons in providing more effective procedures and treatments. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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